                                                                      EXHIBIT 11

                       AMERICAN ONCOLOGY RESOURCES, INC.
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


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                                                                        THREE MONTHS                            NINE MONTHS
                                                                      ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                                                   1997                1996               1997              1996
                                                                ---------            --------           -------           -------
NET INCOME............................................            $ 5,910             $ 4,303           $16,701           $12,810
                                                                  =======             =======           =======           =======

OUTSTANDING AT END OF PERIOD:
  Shares of Common Stock..............................             29,014              28,360            29,014            28,360
  Commitments to issue Common Stock at specific
   future dates.......................................             16,815              16,999            16,815            16,999

  Effect of weighting.................................               (178)               (637)             (592)           (1,438)
                                                                  -------             -------           -------           -------
                                                                   45,651              44,722            45,237            43,921
Options to purchase Common Stock......................              5,817               5,128             5,817             5,128
Effect of treasury stock method.......................             (3,193)             (2,402)           (3,022)           (1,602)
                                                                  -------             -------           -------           -------
Total shares used in per share calculation............             48,275              47,448            48,032            47,447
                                                                  =======             =======           =======           =======
Net income per share..................................              $0.12               $0.09             $0.35             $0.27
                                                                  =======             =======           =======           =======
ASSUMING FULL DILUTION:
  Outstanding per above...............................             48,275              47,448            48,032            47,447
  Additional dilution resulting from use of period
   end price per share if higher than average.........                 61                 132                21                44
                                                                  -------             -------           -------           -------
Total shares used in per share calculation............             48,336              47,580            48,053            47,491
                                                                  =======             =======           =======           =======
Net income per share..................................              $0.12               $0.09             $0.35             $0.27
                                                                  =======             =======           =======           =======
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